Exhibit 99.1

Exodus Shatters Regulated Crypto Public Offering Record
Crypto Platform Receives Subscriptions for Over $59 Million in Fewer than Four Days
More than 4,000 Investors Seeking to Participate in Historic Reg. A Public Offering
Sale Remains Open until $75 Million Cap is Reached

OMAHA, Neb., April 12, 2021 -- Exodus Movement, Inc., a Delaware corporation that has developed a leading non-custodial cryptocurrency software platform, has opened its SEC qualified offering of Class A common stock under Regulation A. The company began offering shares in the Exodus Wallet at 9:00 pm ET on April 8th. The offering will close once the maximum offering amount of $75 million has been reached. To date, Exodus has received investment commitments of approximately $59 million from over 4,000 investors. The investment commitments have come from both accredited and non-accredited investors, and approximately 92% of investment commitments received have come from  non-accredited investors.

Approximately $16 million of the offering remains available for additional subscriptions, subject to adjustment. For more information and to see the current progress of the Exodus Public Offering, visit the Investors website here.

Click here for a video with instructions to set up your investor profile, fund your Wallet and use the Shares app.

WHAT:	Exodus Regulation A+ sale of Class A common stock at $27.42/share Read the SEC Filing regarding the company here.
PURCHASE:
1. Go to your Exodus Wallet.*
2. Ensure your wallet is updated - instructions are here.
3. Register with Securitize to purchase Shares.**
3. Submit amount.
- Minimum investment: 1 share
- Maximum investment: 2,733,229 shares
(Note: depends on share availability; sales are on a first come first served base)

* If you have not downloaded the mobile or desktop Exodus Wallet app, it is available  on exodus.com, in the Apple iOS app store, and in the Google Play store.

** All investors must registered with the Exodus transfer agent Securitize and can do so through the app or at https://id.securitize.io/#/login

Exodus is currently exploring partnerships with alternative trading systems (ATS) that could potentially expand the availability of Exodus shares. Exodus intends to make the Class A common stock available for trading on several ATS, including the tZERO ATS within nine months of this offering.

At this time, investors must reside in the United States of America. The offering is not available to persons who reside in Arizona, Texas or Florida. For investors located internationally, Exodus is exploring partnerships with other entities, such as MERJ Exchange, that could potentially make Exodus shares available for those in jurisdictions outside of the USA. Exodus will provide updates as they become available. Please know that your Securitize IDs will be essential to the future availability of Exodus shares.

About Exodus

Founded in 2015, Exodus is a multi-asset software wallet that removes the geek requirement and keeps design a priority to make cryptocurrency and digital assets easy for everyone. Available for desktop and mobile, Exodus allows users to secure, manage and exchange cryptocurrencies like Bitcoin, Ethereum, Ripple, and more across an industry-leading 10,000+ asset pairs from a beautiful, easy to use wallet. The non-custodial functionality is encrypted locally on users’ own devices, ensuring privacy, security and complete control over their wealth. Exodus is on a mission to empower half the world to exit the traditional finance system by 2030. For more info visit exodus.com

Contacts

IR: Kirsten Chapman & Moriah Shilton, LHA Investor Relations, investors@exodus.com 415-433-3777

Media: Joe Coufal, Wachsman, Exodus@wachsman.com 917-900-5351

Forward-looking Statements

This communication contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. In some cases, you can identify forward-looking statements by the following words: “will,” “expect,” “would,” “intend,” “believe,” or other comparable terminology. Forward-looking statements in this document include, but are not limited to, statements about our future financial performance, our business plan, our market opportunities and beliefs and objectives for future operations. These statements involve risks, uncertainties, assumptions and other factors that may cause actual results or performance to be materially different. More information on the factors, risks and uncertainties that could cause or contribute to such differences is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion & Analysis” sections of our offering statement on Form 1-A. We cannot assure you that the forward-looking statements will prove to be accurate. These forward-looking statements speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements.

Qualification of the Offering Statement

The Securities and Exchange Commission (SEC) has qualified the offering statement that we have filed with the SEC. The information in that offering statement is more complete than the information we are providing now, and could differ in important ways. You must read the documents filed with the SEC before investing. The offering is being made only by means of its offering statement. This document shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

An indication of interest involves no obligation or commitment of any kind. Any person interested in investing in any offering of shares of Exodus’s Class A common stock should review our disclosures and the publicly filed offering statement and the final offering circular that is part of that offering statement, available at: https://www.sec.gov/Archives/edgar/data/1821534/000114036121012255/nt10013846x18_253g2.htm. Exodus is not registered, licensed or supervised as a broker dealer or investment adviser by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA) or any other financial regulatory authority or licensed to provide any financial advice or services.